                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of September 24, 2003, and effective as of July 1, 2003 (the "Effective Date"), is made and entered into by and between Helix BioMedix, Inc., a Delaware corporation, (the "Company"), and R. Stephen Beatty (the "Executive").

         The Company and Executive hereby agree as follows:

1.       EMPLOYMENT

The Company will employ Executive and Executive will accept employment by the Company as President and Chief Executive Officer. During Executive's employment, Executive shall serve the Company faithfully and to the best of his ability, devoting substantially all his working time, attention and energies to the business of the Company, unless otherwise approved in writing by the Board of Directors of the Company (the "Board"). Subject to the direction of the Board, Executive will have such reasonable duties, responsibilities, powers and authority as are prescribed by the Board or the bylaws of the Company. Executive shall not engage in any other business activity (except the management of personal investments and charitable and civic activities that in the aggregate do not interfere with the performance of Executive's duties) without first obtaining the written consent of the Board, and such consent shall not unreasonably be withheld.

2.       TERM OF AGREEMENT

The term of this Agreement ("Term") shall commence on July 1, 2003 and will continue in effect until June 30, 2006, unless otherwise terminated as set forth herein.

3.       COMPENSATION

         (a) BASE SALARY. Company shall pay Executive a base salary at an annual rate of Two Hundred Eighty Five Thousand Dollars ($285,000) payable in accordance with Company's regular pay schedule for senior management. The Board shall review Executive's salary and performance annually, and Executive shall be eligible for an increase in his base salary based on such review.

         (b) STOCK OPTIONS. The Company shall issue options to Executive to acquire shares of the Company's common stock ("Shares"), under the following terms and conditions:

                  (1) Pursuant to the Company's 2000 Stock Option Plan, Executive shall be granted an option to purchase Three Hundred Twenty Four Thousand (324,000) shares of company common stock at an exercise price of $1.00 per share which is $0.07 above the per share reported closing price on the Effective Date. These options will vest in six equal installments of Fifty Four Thousand (54,000) shares on January 1, 2004, July 1, 2004, January 1, 2005, July 1, 2005, January 1, 2006 and July 1, 2006. Any unexercised options issued pursuant to this Section 3(b)(2) shall expire on June 30, 2013.

                  (2) Executive may, at his or the Company's option, pay for all or any portion of the aggregate exercise price by delivering a combination of any or all of the following:

                           (i) By delivering shares of the Company's common stock previously held by Executive which have a fair market value at the date of exercise equal to the aggregate exercise price to be paid by Executive upon such exercise;

                           (ii) By delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price; or

                           (iii) By delivering a full recourse promissory note for all or part of the aggregate exercise price, payable on such terms and bearing such interest rate as determined by the Board (but in no event less than the minimum interest rate specified under the Internal Revenue Code at which no additional interest would be imputed and in no event more than the maximum interest rate allowed under applicable usury laws), which promissory note may be either secured or unsecured in such manner as the Board shall approve (including, without limitation, by a security interest in shares of the Company's stock).

                  (4) The Board will qualify the options for an exemption from registration under the applicable federal and any applicable state securities laws.

         (d) INCENTIVE COMPENSATION. Executive shall be entitled to participate in a manner consistent with all other senior management participation in any incentive compensation plan which may be adopted by the Company.

         (e)      BENEFITS.

                  (1) Executive shall be entitled to receive three weeks paid vacation and all benefits (such as medical, dental, sick leave, disability, and retirement benefits) as are generally available from time to time to employed senior executives of Company.

                  (2) Company will maintain a policy of insurance for directors' and officers' liability with such coverage as may be determined by the Board. Executive will be included within that policy of insurance with the premiums paid by Company.

                  (3) Company shall grant to Executive an annual personal travel allowance of up to Ten Thousand Dollars ($10,000), for travel related to Executive's duties under this Agreement.

                  (4) Company shall allow Executive periodic use of a corporate apartment in Seattle, Washington, until such time as the Executive has established a residence in the Seattle metropolitan area.

                  (5) Company shall reimburse Executive for all reasonable expenses incurred in connection with Executive's relocation to Seattle, Washington.

                  (6) Company shall allow Executive periodic use of a Company vehicle for matters relating to his duties under this Agreement.

                  (7)      For purposes of this section 3(e):

                           (A)      Benefits shall not include benefits to
employees leased to the Company.

                           (B)      Vacation shall not include time spent by
Executive at events attended by (i) persons who hold or represent the holders of at least 20% of the Company's outstanding voting stock; or (ii) any person with whom the Company has an existing Consulting Agreement as long as a material purpose of such time is Company-related. Company hereby acknowledges that Executive intends to attend certain national bridge-related events during each year at which a significant percentage of the Company's current stockholders are present. Company encourages such participation by Executive are hereby acknowledges that it will reimburse Executive for the reasonable costs of attending such events and that the time associated with such events will not be considered as vacation. Company reserves the right to review this situation on a year-by-year basis.

         (f) AWARD WARRANT. As of the Effective Date of this Agreement, the Company shall issue to Executive a warrant that provides Executive with the right, for a ten-year period, to purchase up to 60,000 shares of the Company's common stock at a purchase price of $0.25 per share. Such warrant shall be exercisable in full on October 31, 2003 as long as Executive is still an employee of the Company on such date.

4.       TERMINATION

Employment of Executive pursuant to this Agreement may be terminated as follows:

         (a) BY EXECUTIVE. Executive may terminate his employment at any time, for any reason.

         (b) BY THE COMPANY. The Company may terminate the employment of Executive at any time, for any reason, with or without cause.

         (c) AUTOMATIC TERMINATION. This Agreement and Executive's employment shall terminate automatically upon the death or total disability of Executive. The term "total disability" as used in this Agreement shall mean Executive's inability to perform the duties set forth in Section 1 for a period or periods aggregating one-hundred twenty (120) calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by the Board. Executive and the Company acknowledge that Executive's ability to perform the duties specified in Section 1 is of the essence of this Agreement.

5.       TERMINATION PAYMENTS

In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate, except as specifically provided in this Section 5. For purposes of this Agreement, the effective date of termination shall be thirty (30) days after the Executive or the Company gives written notice of termination.

         (a) TERMINATION BY THE COMPANY WITH CAUSE. Upon termination by the Company with Cause (as defined below), the Company shall pay Executive any unpaid annual base salary, earned but unused vacation, and bonuses due (if any), for services already performed (subject to normal withholding and other deductions) to the effective date of termination of employment.

         (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. Upon termination by the Company without Cause (as defined below), the Company shall pay Executive any unpaid annual base salary, any amount due but not paid under any Company incentive compensation plan, earned but unused vacation and bonuses due (if any) for services already performed (subject to normal withholding and other deductions) to the effective date of termination of employment; and monthly severance payments equivalent to six (6) months base salary. These payments will be made in accordance with the Company's customary payroll schedule, minus deductions required by law. In addition, any options to purchase capital stock of the Company held by Executive on the date of such termination shall automatically be deemed to be fully vested and exercisable. The Company will issue and file appropriate tax documents in connection with any severance payments. Payment of the above-described severance compensation and benefits is conditioned on Executive executing a full mutual release of all claims related to his employment with or termination from Company in substantially the form attached hereto as Exhibit A. Such a release will not include accrued and unpaid wages and benefits, claims to industrial insurance, vested pension benefits or indemnification rights. Executive will have the duty to mitigate the costs of Company by attempting to obtain other employment within a reasonable time after termination; Executive's compensation from such other employment will be credited against the amounts due from Company to the extent the combined compensation from Executive's new position and Company's payments under this
Section 5(b) would otherwise exceed Executive's base salary with Company at the date of termination.

         (c) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Upon termination by Executive without Good Reason (as defined below), Executive shall be paid the compensation as set forth in Section 5(a) and shall not be entitled to any other benefits or payments.

         (d) TERMINATION BY EXECUTIVE WITH GOOD REASON. Upon termination by Executive with Good Reason (as defined below), Executive shall receive the compensation as set forth in Section 5(b) and shall not be entitled to any other benefits or payments.

         (e) TERMINATION AS A RESULT OF DEATH OR TOTAL DISABILITY. In the event of termination of Executive's employment pursuant to Section 4(c), Executive or his estate shall be paid the compensation set forth in Section 5(a) and shall not be entitled to any other benefits or payments.

         (f) DEFINITION OF "CAUSE." "Cause" as used in this Agreement shall mean a determination by the Board that one or more of the following has occurred:

                  willful misconduct, or dishonesty in the performance of Executive's duties that results in a material adverse effect on the Company;

                  conviction of Executive of a felony involving an act of dishonesty, moral turpitude, deceit or fraud; or current use by the Executive of illegal substances.

         (g) DEFINITION OF "GOOD REASON." "Good reason" shall mean the occurrence of any of the following events, without the consent of the Executive:

                  a demotion or other material reduction in the nature or status of Executive's responsibilities; or"

                  a material reduction in Executive's annual base salary or any failure by the Company to satisfy its duty to compensate the Executive as required under this Agreement.

6.       INTELLECTUAL PROPERTY

Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Executive during the term of Executive's employment with Company to and only to the fullest extent allowed by Washington Revised Code Annotated Section 49.44.140 (which is attached as Exhibit B) (collectively "Inventions") and Executive will promptly disclose all Inventions to Company. Executive will also disclose anything Executive believes is excluded by Section 49.44.140 so that Company can make an independent assessment. Executive hereby makes all assignments necessary to accomplish the foregoing. Executive shall further assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact to act for and in Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. If Executive wishes to clarify that something created by Executive prior to Executive's employment that relates to Company's actual or proposed business is not within the scope of this Agreement, Executive has listed it on Exhibit C. If Executive uses or (except where disclosed pursuant to this Section 6 as a claimed exclusion to RCW 49.44.140 or in Exhibit C) discloses Executive's own or any third party's confidential information or intellectual property when acting within the scope of Executive's employment or otherwise on behalf of Company, Company will have and Executive hereby grants Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. To the extent allowed by law, this section includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively "Moral Rights"). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by Company.

7.       PRIVACY

Executive recognizes and agrees that Executive has no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Executive's activity and any files or messages on or using any of those systems may be monitored at any time without notice.

8.       RESTRICTIVE COVENANTS

Executive acknowledges: (i) that Executive will have access during his employment with Company to confidential information regarding all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Executive develops, learns or obtains during the term of Executive's employment that relates to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, and that all such information constitutes "Proprietary Information"; (ii) that information regarding Proprietary Information constitutes a valuable asset and trade secret of Company; and (iii) that it is reasonable for Company to protect itself from misappropriation of Proprietary Information by Executive upon termination of employment or otherwise. Accordingly, in consideration of employment hereunder, and other good and valuable consideration, Executive agrees to the following nondisclosure, noninterference and noncompetition covenants during the Term and for a period of twenty-four (24) months after the Term:

         (a) NONDISCLOSURE. Executive will not copy, remove, or disclose any Proprietary Information, except as may be required by law or in the course of performing services for Company, Executive will hold in confidence and not disclose or, except within the scope of Executive's employment, use any Proprietary Information at any time, even after Executive's employment with Company ends for whatever reason. However, Executive shall not be obligated under this paragraph with respect to information Executive can document by clear and convincing evidence is or becomes readily publicly available without restriction through no fault of Executive. Upon termination of Executive's employment or if sooner requested, Executive will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that Executive may keep Executive's personal copies of (i) Executive's compensation records, (ii) materials distributed to stockholders generally and
(iii) this Agreement;

         (b) NONINTERFERENCE. Executive will not employ, solicit, or seek to employ any person who is an employee of Company or its subsidiaries (i) as of the date hereof; (ii) during the Term, or (iii) at the time of employment or solicitation; and

         (c) NONCOMPETITION AND NONSOLICITATION. Executive will not, directly or indirectly, as principal, agent, employee, officer, shareholder, consultant or otherwise, engage in any business that competes directly with Company, and will not solicit or aid in soliciting, endeavor to obtain as a customer or client, accept sales, marketing, financial, or consulting business from, or perform sales, marketing, consulting or related business for any person, firm, corporation, association or other entity: (i) that is or was a Company customer for whom Executive performed any services or with whom Executive had maintained substantial business contacts at any time during the Term; or (ii) whose business Executive solicited, either alone or in conjunction with others, on behalf of Company or any of its subsidiaries during the Term.

         Executive acknowledges and agrees: (i) that a breach of any of the covenants contained in this Section 8 would cause irreparable injury to Company for which monetary damages alone would be inadequate to compensate and protect Company; (ii) that Company may therefore seek and obtain injunctive relief to enjoin any breach of such restrictive covenants in addition to, and not in limitation of, any other legal or equitable remedies that are available as a matter, of law or equity; and (iii) that specific enforcement of this Agreement by way of an injunction shall not prevent Executive from earning a reasonable livelihood. Executive further acknowledges and agrees that the nondisclosure, noninterference, noncompetition and nonsolicitation covenants contained herein are necessary for the protection of Company's legitimate business interests and are reasonable in duration, geographic scope, and other content. However, in the event a court of competent jurisdiction should decline to enforce any term of the nondisclosure, noninterference, noncompetition or nonsolicitation covenants, as written herein, such covenant shall be deemed to be modified to require confidentiality and restrict Executive's interference, competition and solicitation with Company and its subsidiaries to the maximum duration, geographic scope, and other content that the court shall find enforceable.

9.       ASSIGNMENT

Except as may be provided under Section 3(b) above, this Agreement is personal to Executive and shall not be assignable by Executive. If the Company changes it name or changes to another corporate form, this Agreement will remain in effect between the Executive and the Company's successor. All the terms and provisions of this Agreement shall be binding on and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.      WAIVERS

No delay or failure by any party to this Agreement in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.      ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in the city of Seattle, Washington in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the Company and Executive or chosen in accordance with the AAA Rules, except that the parties shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator shall resolve any dispute that arises in connection with such discovery. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

12.      AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Employment Agreement, nor consent to any departure from any provision of this Agreement by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

13.      APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

14.      SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision, and (c) any court or arbitrator having jurisdiction shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

15.      HEADINGS

All headings used in this Agreement are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

16.      COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to
Section 12, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

17.      ENTIRE AGREEMENT

This Agreement and the Indemnification Agreement between Executive and the Company (and any addenda, amendments or extensions to those agreements) constitute the entire agreement between the Company and Executive with respect to the subject matters of this Agreement and the Indemnification Agreement.

HELIX BIOMEDIX, INC.                    EXECUTIVE:

/s/ Jeff Miller                         /s/ R. Stephen Beatty
-------------------------------------   ----------------------------------------
Jeff Miller                             R. Stephen Beatty
Director

                                    EXHIBIT A

WAIVER AND RELEASE

For and in consideration of the severance payments and benefits set out in the Employment Agreement attached hereto, Executive, on behalf of himself and his agents, heirs, successors and assigns, expressly waives any claims against Company and releases Company (including its officers, directors, stockholders, managers, agents and representatives) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with Executive's employment, termination of employment, or the holding of any office with Company or any other related entity. The claims released by Executive include, but are not limited to, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, or for violation of any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Program or any other legal limitation on the employment relationship.

This waiver and release shall not waive or release claims (1) where the events in dispute first arise after execution of this Release; (2) for rights or benefits due under the Employment Agreement attached hereto; or (3) relating to Executive's rights to indemnity as a corporate officer of Company.

Executive agrees he has been provided the opportunity to consider whether to enter into this Release, and has voluntarily chosen to enter into it on this date. This Release shall be effective when signed. Executive acknowledges that she is voluntarily executing this Release, that she has carefully read and fully understands all aspects of this Release and the attached Employment Agreement, that she has not relied upon any representations or statements not set forth herein or made by Company's agents or representatives, that she has been advised to consult with an attorney prior to executing the Release, and that, in fact, she has consulted with an attorney of his choice as to the subject matter and effect of this Release.

_____________________________________      _____________________________________
Date                                       Executive

                                    EXHIBIT B

               WASHINGTON REVISED CODE ANNOTATED SECTION 49.44.140

Washington Revised Code Annotated Section 49.44.140 provides as follows:

         A provision in an employment agreement that provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and that was developed entirely on the employee's own time, unless:

         (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or

         (b) the invention results from any work performed by the employee for the employer.

         Any provision that purports to apply to such an invention is to that extent against the public policy of this state and is to that extent unenforceable.

         An employer shall not require a provision made void and unenforceable by subsection (a) of this section as a condition of employment or continuing employment.

                                    EXHIBIT C

None.